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                                                                   Exhibit 10.13

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), effective as of July 16, 2004, is entered into by and between MATCHNET PLC, an English company (the "Company"), with its principal office at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, and Steven Cramer, an individual, residing at 1071 Stradella Rd., Los Angeles, CA 90077 (the "Executive").

In consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    EMPLOYMENT:

      The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.    TERM:

      The employment of Executive by the Company as provided in paragraph 1 will commence on the "Commencement Date", defined as the effective date of this Agreement, and will continue indefinitely, subject to the termination provisions as set forth in paragraph 6.

3.    POSITION AND DUTIES:

      Executive shall serve as the Chief Strategy Officer and shall report directly to the CEO of the Company. The Executive shall have such duties and responsibilities as are commensurate with his position and any additional responsibilities and authority as may be from time to time assigned to Executive by the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. From time to time the Company may assign the Executive to work in other departments or locations of the Company, or for a subsidiary, affiliated or holding company, in a similar position.

4.    COMPENSATION AND RELATED MATTERS:

      (a) Salary: The Company shall pay to Executive an annual salary at a rate of not less than Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), paid in accordance with the Company's regular and normal payroll practices and withholdings. The Executive will be entitled to annual salary reviews in accordance with the normal customs and practices of the Company.

      (b) Bonus: Executive will be eligible to participate in any annual incentive performance programs for Company executives pursuant to the terms and to the

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extent such plans are established by the Company and approved by the Board of
Directors.

      (c) Vacation: In addition to legal holidays observed by the Company, Executive shall be entitled to receive paid vacation days pursuant to the terms of the Company's vacation policy. Upon termination of employment, unused vacation days will be paid out to Executive on the date of termination.

      (d) Expenses: During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder as provided by Company policy, including all expenses for travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

      (e) Health, and Other Benefits: The Company shall keep in full force and effect, and Executive shall be entitled to continue to participate in, all of the Company's Executive benefit plans, policies or arrangements, including health insurance, providing Executive and his immediate family with at least equivalent benefits thereunder. The Company shall not make any changes in such plans, policies and arrangements which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other Executives of the Company.

      (f) Options: The Company shall issue to the Executive 190,000 options of the Company's ordinary shares of stock (the "Options"). Provided that the Executive remains employed with the Company on the following relevant anniversary dates, 20% of the Options shall vest and become exercisable on the first (1st) year anniversary of the Commencement Date; 25% on the second (2nd) year anniversary of the Commencement Date; 25% on the third (3rd) year anniversary of the Commencement Date; and 30% on the fourth (4th) year anniversary of the Commencement Date. The Options will expire on the fifth (5th) year anniversary of the Commencement Date, unless they expire earlier pursuant to the termination provisions of this Agreement. The exercise price of the Options shall be the closing price of the Company's GDS's as reported on the Frankfurt Stock Exchange on the Commencement Date. Executive shall be required to sign an Option Agreement between Executive and Company and the vesting and exercise of the Options shall be subject to the terms of the Option Agreement and the applicable Company stock option plan.

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5.    CHANGE OF CONTROL BENEFITS

      Change of Control is defined as the acquisition of 50% or more of the Company's then outstanding ordinary shares of stock by any entity that does not currently own, as of the Effective Date of this Agreement, at least 10% of the Company's outstanding ordinary shares.

      "Involuntary Termination" is defined as the occurrence of one or more of the following events without the Executive's express written consent and which occur within six (6) months of a Change of Control: (i) a substantial reduction of Executive's employment, title, role, job description or responsibilities relative to Executive's employment responsibilities in effect immediately prior to a Change of Control; (ii) a reduction by the Company of the Executive's base salary or target bonus as in effect immediately prior to such reduction; (iii) the relocation of the Executive to a facility or a location more than fifty (50) miles from his or her then current location; or (iv) any termination of the Executive by the Company which is not effected for Cause.

      If an Involuntary Termination occurs within six (6) months of a Change of Control event, and the Executive executes (and does not revoke) a release agreement (in the form provided by the Company in accordance with applicable law), then the Executive shall receive the following Change of Control benefits:

      (a) one (1) year of Executive's base salary (as in effect immediately prior to the Termination Date), less applicable withholdings, payable monthly in accordance with the Company's normal payroll practices during the one-year period;

      (b) all stock options and shares of restricted stock held by the Executive shall become fully vested and exercisable as of the Termination Date, to the extent such stock options and shares of restricted stock are outstanding on such date; and

      (c) the Company shall pay the COBRA premium's for Executive's health insurance coverage through the Company's group health insurance plan, for up to a maximum period of one (1) year after the Termination Date, or until covered under another plan, which ever occurs first.

6.    TERMINATION:

      (a) Either party may terminate this Agreement for any reason by giving to the other party thirty (30) days' written notice;

      (b) The Company may terminate this Agreement for "Cause" at any time. As used herein, "Cause" shall mean and include: (i) a material misappropriation of any monies or assets or properties of the Company, (ii) a material breach by the Executive of the terms of this Agreement that has not been cured within ten (10) days after written notice to the Executive of such breach, (iii) the conviction

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of, or plea of guilty or nolo contendere, by the Executive to any criminal offense involving the Executive's moral turpitude, or (iv) gross negligence or willful misconduct of the Executive in connection with the material duties required by this Agreement.

      (c) Executive's employment hereunder shall terminate upon his death;

      (d) If, as a result of Executive's incapacity due to physical or mental disability, Executive shall have been absent from his duties hereunder on a full-time basis for a cumulative total of six months during the previous twelve month period, and Executive is unable to return to the performance of his duties hereunder on a full-time basis (with or without reasonable accommodation), the Company may terminate Executive's employment hereunder; and

      (e) Upon termination for whatever reason, the Executive shall return, on or before the date of termination ("Termination Date"), all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation pertaining thereto), which relates to the business of the Company (or any subsidiary, affiliated, or holding, companies) which may then be in the Executive's possession or under the Executive's power or control.

7.    CONFIDENTIALITY:

      Executive acknowledges that, in and as a result of his employment hereunder he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, customer information, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company, and the equipment and methods used by the Company (collectively the "Confidential Information"). As a material inducement to the Company to enter into this Agreement, and to pay to Executive the compensation referred to in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly, divulge or disclose, or use for any purpose whatsoever, any of such Confidential Information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

8.    NO SOLICITATION:

      As consideration for the Company to enter into this Agreement, Executive agrees that he shall not, for a period of twelve (12) months following the

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termination of this Agreement, for whatever reason, directly or indirectly, either as a principal, agent, employee, employer, shareholder, partner, or in any other capacity, use any Confidential Information of Company to solicit or attempt to solicit any customer of the Company, nor shall the Executive seek to entice away or disaffect any other employee of the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

9.    OWNERSHIP AND WORK PRODUCT:

      The ownership, copyright, and any other rights to any intellectual property (including any business methods) developed by Executive during the performance of his duties under this Agreement shall be considered "Works for Hire" and shall be the sole property of the Company.

10.   NOTICE:

      For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth-above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.   MISCELLANEOUS:

      (a) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles County, California.

      (b) Paragraphs 6 and 7 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

12.   SUCCESSORS AND ASSIGNS

      The Company may assign this Agreement to any successor company or entity. Executive may not assign this Agreement to any other person or entity.

13.   VALIDITY:

      The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year written below.

MATCHNET PLC

By: /s/ Todd Tappin                     Dated:  7/15/04
    -------------------------
        Todd Tappin, CEO

EXECUTIVE

By: /s/ Steven Cramer                         Dated:  7/15/04
    -----------------------------
           Steven Cramer

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